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                                                                  EXHIBIT 5.1



                              April 8, 1999


Notify Corporation
1054 De Anza Blvd., Suite 105
San Jose, CA  95129


     RE:  REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

     We have examined the Registration Statement on Form SB-2 to be filed by Notify Technology Corporation (the "Company") on or around April 7, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of (i) 425,000 Class A warrants of the Company (the "Warrants") for resale by certain security holders of the Company (the "Selling Securityholders") and (ii) the 425,000 shares of the Company's common stock (the "Shares") underlying the Warrants for either resale by the Selling Securityholders or issuance to purchasers of the Warrants. All Shares are to be issued under the Warrant Agreement, dated August 28, 1997 between the Company and D.H. Blair Investment Banking Corp. (the "Warrant Agreement"). As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with the sale and issuance of the Warrants and the Shares.

     It is our opinion that, the Shares, when issued and sold in the manner referred to in the Warrant Agreement, will be, legally and validly issued by the Company, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ WILSON SONSINI GOODRICH & ROSATI